Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY REPORTS

FISCAL Q2 2008 RESULTS

Launch of New LRAD®-X Products Expected to Increase

Q3 and Q4 Revenues and Improve Operating Results

SAN DIEGO, CA, May 9, 2008 – American Technology Corporation (ATC) (NASDAQ: ATCO), a leading provider of directed sound products and technologies, today announced revenues of $2.0 million and a net loss of $2.1 million, or $(0.07) per share, for the second quarter ended March 31, 2008.

In late March 2008, the Company launched and began shipping its new line of LRAD-X acoustic hailing and warning devices (AHDs) and accessories, which represents a significant upgrade in performance and reliability with new capabilities that the Company expects to appeal to a wider range of customers. The new LRAD-X product line includes:

•

LRAD 1000X - a long distance hailing and warning device featuring highly intelligible, directional communication at distances of over 500 meters that is being used by the U.S. Navy on their Shipboard Protection System.

•	LRAD 500X – a lightweight, transportable communication, hailing and warning product that is being used by the U.S. Navy and U.S. Army on small vessels and vehicles.

•

LRAD 100X – an integrated camera/speaker solution ideally suited for short-range perimeter security featuring highly intelligible, directional sound/communication and compatible with traditional camera-based security networks.

•

LRAD RX – a remotely operable security solution featuring an LRAD 1000X emitter head, integrated camera, optional high-intensity searchlight, all driven by ATC’s new proprietary, robust, IP-addressable pan and tilt drive for precise aiming and tracking, that can also be integrated with radar to provide automated intruder alerts to central command posts.

“The feedback from U.S. military officials and from international customers on the initial LRAD-X and LRAD RX shipments has been extremely positive,” commented Tom Brown, president and chief executive officer of American Technology Corporation. “Over the last six months, we invested significant funds and man-hours upgrading our LRAD product line to enhance our position as the dominant leader in the growing AHD market. The introduction of our proprietary, technically advanced pan-and-tilt drive demonstrates our capability to rapidly respond to the most stringent military specifications and harsh military and commercial security operating environments.”

“As the pioneer and market leader in the emerging and growing AHD market we intend to continue our record of innovation,” added Brown. “We see significant worldwide growth opportunities in the AHD and related commercial sound markets.”

Revenues for fiscal Q2 of $2.0 million were 9% lower than the comparable quarter of the prior year due to the timing of the launch of the new LRAD®-X product line in late March and lower HSS® product shipments. Also, March LRAD shipments totaling $232,000 were not recorded as revenue in fiscal Q2 due to shipping terms.

Gross profit for the second fiscal quarter was $731,000 or 36% of revenues compared to a gross profit of $1.1 million, or 49% of revenues, for the quarter ended March 31, 2007. The reduction was primarily due to a change in the Company’s warranty estimate in the quarter ended March 31, 2007, which resulted in a favorable adjustment of $329,000, as well as lower sales associated with the transition to the LRAD-X product line.

Operating expenses for fiscal Q2 2008 were $2.9 million, an increase of $691,000 from the quarter ended March 31, 2007. This increase was due mainly to increased research and development on the new LRAD-X product line, including a significant investment to develop the new pan-and-tilt drive. Fiscal Q2 also reflected a $329,000 increase in non-cash share-based compensation expenses versus fiscal Q2 of the prior year.

For the six months ended March 31, 2008, the Company reported revenues of $4.6 million, a 26% decrease from $6.2 million for the six months ended March 31, 2007. For the first six months of fiscal 2008, gross profit was $1.9 million, or 41% of revenues, compared to $3.1 million, or 50% of revenues, for the same period a year ago. Revenues and margins were lower due to the Company’s transition to the LRAD-X product series and product sales mix.

Operating expenses increased to $5.8 million for the six months ended March 31, 2008 from $4.8 million for the same period ended March 31, 2007 due mainly to an increase of over $900,000 in research and development expenses associated with the Company’s new LRAD-X product line. The operating loss for the six months ended March 31, 2008 was $3.9 million compared to an operating loss of $1.7 million for the same period a year ago. The increased loss from operations was attributable to decreased sales, increased research and development expense and increased share-based compensation expense compared to the prior year. The net loss for the six months ended March 31, 2008 was $3.9 million, or $(0.13) per share, compared to a net loss of $1.5 million, or $(0.05) per share, for the six months ended March 31, 2007.

“Based on increasing LRAD-X product shipments, we expect fiscal Q3 and fiscal Q4 to be much improved over the first two quarters, contributing to higher revenues and product margins for fiscal year 2008 over 2007,” concluded Brown. “We look forward to discussing important business developments, the fiscal Q2 financial results, and our outlook for the balance of the year during our May 12th conference call.”

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC’s Long Range Acoustic Device (LRAD®), HyperSonic® Sound, and NeoPlanar® product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company’s web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2007 and Form 10-Q for the quarter ended March 31, 2008. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com

American Technology Corporation

Condensed Consolidated Balance Sheets

(000’s omitted)

	March 31, 2008 (Unaudited)	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,457	$6,415
Accounts receivable, net	1,677	938
Inventories, net	3,745	3,803
Prepaid expenses and other	317	259

Total current assets	10,196	11,415
Equipment, net	376	422
Patents, net	1,214	1,364
Deposits	58	58

Total assets	$11,844	$13,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,448	$772
Accrued liabilities	1,493	871

Total current liabilities	2,941	1,643
Total stockholders’ equity	8,903	11,616

Total liabilities and stockholders’ equity	$11,844	$13,259

American Technology Corporation

Condensed Statements of Operations

(000’s omitted except share and per share amounts)

(Unaudited)

	For the three months ended March 31,		For the six months ended March 31,
	2008	2007	2008	2007
Total revenues	$2,048	$2,261	$4,584	$6,166
Cost of revenues	1,317	1,154	2,699	3,088

Gross profit	731	1,107	1,885	3,078

Operating expenses:
Selling, general and administrative	1,754	1,685	3,783	3,729
Research and development	1,167	545	1,977	1,069

Total operating expenses	2,921	2,230	5,760	4,798

Loss from operations	(2,190)	(1,123)	(3,875)	(1,720)

Other income (expense):
Interest income	57	90	127	206
Finance expense	—	—	(109)	(33)

Total other income (expense)	57	90	18	173

Net loss	$(2,133)	$(1,033)	$(3,857)	$(1,547)

Net loss per share of common stock - basic and diluted	$(0.07)	$(0.03)	$(0.13)	$(0.05)

Average weighted number of common shares outstanding	30,535,207	30,142,426	30,535,207	30,115,565